Exhibit 10.38

WESTWAY GROUP, INC.

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”), dated as of October 7, 2010 (the “Grant Date”), is made between Westway Group, Inc. (the “Company”) and Thomas A. Masilla, Jr. (the “Participant”).

RECITALS

WHEREAS, the Company created the Westway Group, Inc. 2010 Incentive Compensation Plan (together with any amendments thereto, the “Plan”) to govern the awards of bonus compensation to its executive officers and directors.

WHEREAS, the Board of Directors, at its meeting on January 26, 2010, awarded the Participant 2009 bonus compensation pursuant to the Plan of 30,000 shares of Restricted Stock (the “Bonus”) subject to the suspensive conditions that (1) the shareholders approve the Plan at the 2010 annual meeting of the shareholders and (2) the shares to be issued under the Plan be registered under the Securities Act of 1933.

WHEREAS, the Company and the Participant entered into that Severance Agreement (the “Severance Agreement”) dated as of June 26, 2010 outlining the obligations of the Company to the Participant upon Participant’s severance from employment.

NOW THEREFORE, the parties agree as follows:

AGREEMENT

1. Issuance of Restricted Stock. The Company will cause to be issued in the name of the Participant 30,000 shares of Restricted Stock (the “Shares”), representing the Bonus, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

2. Incorporation of Plan; Capitalized Terms; Definitions.

(a) Incorporation of Plan. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

(b) Capitalized Terms. Any capitalized terms not otherwise defined in this Agreement shall have the same meaning given to such terms in the Plan.

(c) Definitions.

(i) “Unvested Shares” means any of the Shares which, from time to time, have not yet become Vested Shares.

(ii) “Vested Shares” means Shares that have vested, become non-forfeitable, and are no longer subject to the Restrictions.

3. Vesting; Forfeiture.

(a) Vesting Schedule. Subject to the provisions of this Agreement and the Plan, one-third of the Shares shall become Vested Shares on each of the following dates: December 31, 2010, December 31, 2011, and December 31, 2012.

(b) Acceleration of Vesting. Unvested Shares shall become Vested Shares upon the date of the Participant’s (i) death, (ii) disability, (iii) attainment of age 65, or (iv) Qualified Separation From Service (as defined in the Plan), subject to any additional limitations necessary to ensure that the grant of Shares is not subject to interest and penalties under Section 409A of the Code and the regulations thereunder.

(c) Change in Control. Unvested Shares shall become Vested Shares upon a Change in Control (as defined in the Plan).

(d) Forfeiture Upon Termination of Employment. Except as otherwise provided in the Severance Agreement, in the event the Participant’s employment with the Company is terminated for any reason other than those described in Sections 3(b) and 3(c) above, any Unvested Shares shall be forfeited by the Participant as of the date of termination.

4. Transfer Restrictions.

(a) Unvested Shares. The Participant may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of (“Transfer”) any Unvested Shares (the “Restrictions”). Any attempt to Transfer any Unvested Shares in contravention of the Restrictions shall be null and void and without effect.

(b) Vested Shares. Except as otherwise provided in this Agreement, the Participant may not Transfer Vested Shares at any time during the Participant’s employment with the Company without the prior approval of the Board of Directors of the Company. Any approved Transfer of Vested Shares shall also be subject to insider trading rules and Company policy. Prior approval by the Board of Directors of the Company shall not be required for a gratuitous transfer by the Participant of Vested Shares to (i) an ascendant, a descendant, or a sibling of the Participant, or (ii) to a trust for the benefit of one or more such persons.

5. Certificate; Book Entry Form; Legend. The Company, in its sole discretion, shall have the option of issuing the Shares either (i) in certificate form or (ii) in book-entry form, registered in the name of the Participant, with legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the grant of the Shares. The Participant agrees that the following legend or notation may be used for this purpose:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the Westway Group, Inc. 2010 Incentive Compensation Plan, as amended, that Restricted Stock Award Agreement dated as of October 7, 2010 by and between the registered owner and the Company, and any other agreements entered into between the registered owner and the

Company. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

The Participant agrees that upon receipt of any stock certificates for Unvested Shares the Participant shall deposit each certificate with the Company, or other escrow holder as the Company may appoint, together with a stock power endorsed in blank or other appropriate instrument of transfer, to be held by the Company or escrow holder until the time at which the Shares are delivered to the Participant pursuant to Section 6.

6. Delivery of Vested Shares.

(a) Share Delivery. Upon the date on which any Shares become Vested Shares and all other restrictions hereunder have lapsed or been removed, the Company shall either (i) remove the notations on the Shares issued in book-entry form or (ii) deliver to the Participant a stock certificate or certificates representing the appropriate number of shares of Company Stock free of the legend described above. Prior to the issuance of certificates of Company Stock pursuant to clause (ii) above, the Participant shall return to the Company any certificates representing the Shares that were previously delivered to the Participant.

(b) Withholding of Taxes. No Company Stock will be delivered until the Participant has paid to the Company the minimum amount that must be withheld under federal, state and local income tax laws with respect to such Company Stock (the “Applicable Withholding Taxes”) or the Company and the Participant have made satisfactory arrangements for the payment of such taxes. The Company will permit the Participant to satisfy the Applicable Withholding Taxes by directing the Company to withhold a number of shares of Company Stock (valued at their fair market value), which would otherwise be received by Participant, to satisfy the Applicable Withholding Taxes, in accordance with the Plan and applicable laws and pursuant to such rules as the Compensation Committee may establish from time to time.

7. Rights as a Shareholder; Stock Dividends.

(a) Ownership of Shares. Except as otherwise provided in this Agreement or the Plan, the Participant shall have all rights of a shareholder with respect to the Shares (including Unvested Shares), including without limitation the right to receive dividends and the right to vote the Shares, for record dates occurring on or after the Grant Date and prior to the date, if any, on which the Shares are forfeited in accordance with this Agreement.

(b) Stock Dividends. Any dividends with respect to Unvested Shares paid in shares of the Company or other securities shall be subject to the same restrictions as the Unvested Shares, shall vest at the same time as the Unvested Shares, and shall otherwise be considered to be Unvested Shares for all purposes under this Agreement.

8. Miscellaneous

(a) Notices. All notices by the Participant shall be addressed to the Company at 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130, Attention: James Jenkins, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

(b) Change in Capital Structure. The number of Shares awarded under this Agreement shall be adjusted as provided in Section 13 of the Plan if the Company has a change in capital structure.

(c) No Right to Continued Employment. This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

(d) Governing Law. This Agreement shall be governed by the laws of the state of Louisiana.

(e) Successors. The terms of this Agreement shall be binding on and inure to the benefit of (i) the Company and its successors and assigns and (ii) the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(f) Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersede the Award Letter and all prior communications, representations and negotiations in respect thereto.

(g) Modifications. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless made in writing signed by the parties.

(h) Headings. The headings of the sections contained in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(i) Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references to the Plan shall mean the Plan as in effect on the Grant Date.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

The parties execute this Agreement as of the Grant Date.

PARTICIPANT:	COMPANY:

WESTWAY GROUP, INC.

/s/ Thomas A. Masilla, Jr.	By:	/s/ James B. Jenkins
Thomas A. Masilla, Jr.		James B. Jenkins
Its: